FINAL TERMS SUPPLEMENT (To Prospectus dated January 13, 2009, Product Supplement dated August 3, 2011 and Prospectus Supplement dated August 3, 2011)

Final Terms Supplement

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $100,000.00 Securities Linked to the American depositary shares of Petroleo Brasileiro S.A. due on November 27, 2012

Final Terms
Issuer	UBS AG, London Branch
Principal Amount	$10.00 per security. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof.
Term	Approximately 12 months, unless called earlier.
Underlying Stock	The American depositary shares of Petroleo Brasileiro S.A.
Contingent Coupon

If the closing price of the underlying stock is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date.

If the closing price of the underlying stock is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal bi-monthly installments at the per annum contingent coupon rate. Contingent coupon payments are not guaranteed and UBS will not pay you the contingent coupon for any observation date on which the closing price of the underlying stock is less than the coupon barrier. The table below reflects the contingent coupon rate of 13.28% per annum. Amounts in the table below may have been rounded for ease of analysis.

Observation Date*	Contingent Coupon (per security)
17-Jan-2012	$0.2213
19-Mar-2012	$0.2213
17-May-2012	$0.2213
17-Jul-2012	$0.2213
17-Sep-2012	$0.2213
19-Nov-2012	$0.2213
*Observation dates are subject to the market disruption event provisions set forth in the TPAOS product supplement.
Contingent Coupon Rate	13.28% per annum (or approximately 2.213% per outstanding two months).
Automatic Call Feature

The Securities will be called automatically if the closing price of the underlying stock on any observation date is equal to or greater than the initial price. If the Securities are called on any observation date, UBS will pay you on the corresponding coupon payment date a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the trigger price and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to your principal plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the final price is less than the trigger price, UBS will pay you a cash payment on the maturity date of significantly less than the principal amount, if anything, resulting in a loss of principal that is proportionate to the decline of the underlying stock, for an amount equal to $10 + ($10 x underlying return).

Underlying Return	Final Price – Initial Price Initial Price
Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying stock during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price

$26.41, which is the closing price of the underlying stock on the trade date. The initial price is subject to adjustments in the case of certain corporate events, as described in the TPAOS product supplement.

Trigger Price/Coupon Barrier

$17.17, which is 65.00% of the initial price of the underlying stock. The trigger price and coupon barrier are subject to adjustments in the case of certain corporate events, as described in the TPAOS product supplement.

Final Price	The closing price of the underlying stock on the final valuation date.
Trade Date	November 17, 2011
Settlement Date	November 22, 2011
Final Valuation Date	November 19, 2012 (subject to postponement in the event of a market disruption event, as described in the TPAOS product supplement)
Maturity Date	November 27, 2012 (subject to postponement in the event of a market disruption event, as described in the TPAOS product supplement)
Coupon Payment Dates	Five business days following each observation date, except the coupon payment date for the final valuation date will be the maturity date.
CUSIP	90267M878
ISIN	US90267M8780
Tax Treatment

There is no tax authority that specifically addresses the tax treatment of the Securities. UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying stock and to treat any contingent coupon received by you (including on maturity or upon automatic call) as ordinary income in accordance with your regular method of accounting. Under this characterization you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the amount you receive at such time (other than with respect to any contingent coupon) and the amount that you paid for your Securities. For greater detail and possible alternative tax treatments please see the section entitled “What Are the Tax Consequences of the Securities?” on page 4 of the prospectus supplement and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Trigger Phoenix Autocallable Optimization Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 3, UNDER "KEY RISKS" BEGINNING ON PAGE 5 OF THE PROSPECTUS SUPPLEMENT AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-15 OF THE TPAOS PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this final terms supplement, or the previously delivered prospectus supplement, the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

See "Additional Information about UBS and the Securities" on page 3. The Securities we are offering will have the terms set forth in the Prospectus Supplement dated August 3, 2011 relating to the Securities, the Trigger Phoenix Autocallable Optimization Securities product supplement, the accompanying prospectus and this final terms supplement.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security

Petroleo Brasileiro S.A.	$100,000.00	$10.0000	$1,370.00	$0.1370	$98,630.00	$9.8630

UBS Financial Services Inc.

UBS Investment Bank

Final Terms Supplement dated November 17, 2011

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering for which this final terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

•	Prospectus supplement dated August 3, 2011
http://www.sec.gov/Archives/edgar/data/1114446/000119312511207805/d424b2.htm
•	TPAOS product supplement dated August 3, 2011
http://www.sec.gov/Archives/edgar/data/1114446/000119312511207574/d424b2.htm
•	Prospectus dated January 13, 2009:
http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “prospectus supplement” mean the UBS prospectus supplement, dated August 3, 2011, references to "TPAOS product supplement" mean the UBS product supplement, dated August 3, 2011, relating to the Securities generally, and references to the “accompanying prospectus” mean the UBS prospectus titled "Debt Securities and Warrants", dated January 13, 2009.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here and are comparable to the corresponding risks discussed in the "Key Risks" section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Securities generally in ‘‘Risk Factors’’ section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

•

Risk of loss at maturity - The Securities differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying stock is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will be fully exposed to the negative underlying return and lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying stock.

•

The contingent repayment of your principal applies only at maturity - You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the trigger price.

•

You may not receive any contingent coupons - UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying stock on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of the underlying stock is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

•

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying stock - The return potential of the Securities is limited to the contingent coupon rate, regardless of the appreciation of the underlying stock. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the first observation date, the total return on the Securities could be minimal. If the Securities are not called, you will not participate in any appreciation in the price of the underlying stock even though you will be subject to the underlying stock’s risk of decline. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying stock.

•

Higher contingent coupon rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the trade date that the price of such underlying stock could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, an underlying stock’s volatility can change significantly over the term of the Securities and the price of the underlying stock for your Securities could fall sharply, which could result in a significant loss of principal.

•

Reinvestment risk - The Securities will be called automatically if the closing price of the underlying stock is equal to or greater than the initial price on any observation date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

•

Credit risk of UBS - The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

•

Single stock risk - The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer (the “underlying stock issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the underlying stock issuer and the underlying stock for your Securities. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

•

Owning the Securities is not the same as owning the underlying stock - The return on your Securities may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Securities. Furthermore, the underlying stock may appreciate substantially during the term of your Securities and you will not participate in such appreciation.

•

No assurance that the investment view implicit in the Securities will be successful - It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

•

There is no affiliation between the underlying stock issuer and UBS, and UBS is not responsible for any disclosure by such issuer - We are not affiliated with the underlying stock issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with an underlying stock issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying stock and the underlying stock issuer. You, as an investor in the Securities, should make your own investigation into the underlying stock and the underlying stock issuer for your Securities. The underlying stock issuer is not involved in the Securities that will be offered in any way and has no obligation of any sort with respect to your Securities. The underlying stock issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

•

The calculation agent can make adjustments that affect the payment to you at maturity- For certain corporate events affecting the underlying stock, the calculation agent may make adjustments to the initial price, the coupon barrier and the trigger price of the underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TPAOS product supplement as necessary to achieve an equitable result. Following certain corporate events relating to the issuer of the underlying stock where the issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock or American depositary share of a successor to the underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of the underlying stock becomes subject to (i) a reorganization event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-34 of the TPAOS product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

•

There may be little or no secondary market for the Securities - No offering of the Securities will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Securities may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

•

Price of Securities prior to maturity - The market price of your Securities will be influenced by many unpredictable and interrelated factors, including the market price of, the expected price volatility of and the dividend rate on the underlying stock, as well as the time remaining to the maturity of your Securities, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

•

Impact of fees on the secondary market price of Securities - Generally, the market price of the Securities immediately after issuance is expected to be lower than the issue price to public of the Securities, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

•

Potential UBS impact on the market price of the underlying stock - Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Securities.

•

Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Securities. The calculation agent may also postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date and may make adjustments to the initial price, the trigger price, the coupon barrier and the underlying stock itself for certain corporate events affecting the underlying stock. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-34 of the TPAOS product supplement.

•

Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying stock to which the Securities are linked.

•

Dealer incentives - UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of 1.37% per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

•

Uncertain tax treatment - Significant aspects of the tax treatment of the Securities are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Securities" in the prospectus supplement and “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TPAOS product supplement and consult your tax advisor about your tax situation.

•

Exchange rate risk - The Securities are linked to the American depositary shares of a foreign company. Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, adverse changes in exchange rates may result in reduced returns for Securities linked to American depositary shares.

•

Risks associated with foreign securities markets - The Securities are linked to the American depositary shares of a foreign company. Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in Securities linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, international markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•

There are important differences between the American depositary shares and the ordinary shares of a foreign company - The Securities are linked to the American depositary shares of a foreign company. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign company and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of the foreign company may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Securities.

Information about the Underlying Stock

All disclosures regarding the underlying stock are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the underlying stock provided in this final terms supplement. You should make your own investigation into the underlying stock.

The underlying stock will be registered under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying stock with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Petroleo Brasileiro S.A.

According to publicly available information, Petroleo Brasileiro S.A. ("Petrobras") is an integrated oil and gas company. Petrobras is active in 23 countries. In Latin America, its operations extend from exploration and production to refining, marketing, retail services and natural gas pipelines. In North America, it produces oil and gas and has refining operations in the United States. In Africa, it produces oil in Angola and Nigeria, and in Asia, it has refining operations in Japan. In other countries, Petrobras is engaged only in oil and gas exploration. Petrobras's activities comprise five business segments: Exploration and Production, which includes oil and gas exploration, development and production in Brazil; Supply, which includes downstream activities in Brazil, including refining, oil products and crude oil exports and imports, petrochemicals and fertilizers; Distribution, which includes distribution of oil products to wholesalers and through its retail network in Brazil; Gas and Energy, which includes gas transmission and distribution, electric power generation using natural gas and renewable energy sources and biofuels operations in Brazil; and International, which includes exploration and production, supply (downstream activities, including refining, petrochemicals and fertilizers), distribution and natural gas and energy operations outside of Brazil. Information filed by Petrobras with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15106, or its CIK Code: 0001119639. Petrobras's website is http://www.petrobras.com.br. Petrobras's American depositary shares are listed on the New York Stock Exchange under the ticker symbol "PBR."

Information from outside sources is not incorporated by reference in, and should not be considered part of, this final terms supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Petrobras's American depositary shares, based on daily closing prices on the primary exchange for Petrobras. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg") without independent verification. Petrobras's closing price on November 17, 2011 was $26.41. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

01/03/2007	03/30/2007	$21.58	$18.02	$21.19

04/02/2007	06/29/2007	$26.49	$21.31	$26.02

07/02/2007	09/28/2007	$33.35	$22.99	$32.73

10/01/2007	12/31/2007	$51.37	$32.40	$50.33

01/02/2008	03/31/2008	$54.78	$40.56	$44.75

04/01/2008	06/30/2008	$66.05	$45.82	$62.22

07/01/2008	09/30/2008	$61.70	$33.77	$38.61

10/01/2008	12/31/2008	$38.20	$13.12	$22.29

01/02/2009	03/31/2009	$31.85	$20.94	$27.73

04/01/2009	06/30/2009	$41.98	$29.30	$37.69

07/01/2009	09/30/2009	$42.85	$32.90	$42.60

10/01/2009	12/31/2009	$49.45	$41.45	$44.70

01/04/2010	03/31/2010	$45.85	$35.81	$41.71

04/01/2010	06/30/2010	$43.45	$31.23	$32.60

07/01/2010	09/30/2010	$36.97	$31.36	$34.66

10/01/2010	12/31/2010	$36.59	$30.49	$36.59

01/03/2011	03/31/2011	$40.19	$34.24	$39.28

04/01/2011	06/30/2011	$40.23	$31.33	$33.29

07/01/2011	09/30/2011	$34.16	$22.26	$22.26

10/03/2011*	11/16/2011*	$28.19	$21.31	$27.17

* As of the date of this final terms supplement available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through November 16, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of Petrobras's American depositary shares from November 17, 2001 through November 16, 2011, based on information from Bloomberg. The solid line represents the trigger price and coupon barrier of $17.17, which is equal to 65.00% of the closing price on November 17, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the "Agents," and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this final terms supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.